Exhibit 99.1

FOR IMMEDIATE RELEASE

GABLES RESIDENTIAL TRUST ANNOUNCES REDEMPTION OF

8.625% SERIES B PREFERRED UNITS

BOCA RATON, FLORIDA – October 16, 2003 – Gables Residential Trust (NYSE: GBP) (the “Company”) announced today that Gables Realty Limited Partnership, the entity through which it conducts substantially all of its business (the “Partnership”), will give notice on October 17, 2003 that it will redeem each of its 2,000,000 outstanding 8.625% Series B Preferred Units (“Series B Preferred Units”) on November 17, 2003 for redemption at a price of $25.00 per unit, plus $0.36536458 in accrued and unpaid distributions as of the redemption date, for a total redemption price of $25.36536458 per unit of Series B Preferred Units.

From the redemption date forward, distributions on the Series B Preferred Units will no longer accrue, and holders of the Series B Preferred Units will have no rights other than the right to receive the redemption price of $25.36536458, without interest.  Payment of the redemption price will be made to the holders of record of the Series B Preferred Units on the redemption date as they appear in the records of the Partnership in accordance with written instructions for payment delivered to the Partnership at the addresses specified in the Notice of Redemption.

In connection with the issuance of the Series B Preferred Units in November 1998, the Company incurred $1.3 million in issuance costs and recorded such costs as a reduction of shareholders’ equity.  The redemption price of the Series B Preferred Units exceeds the related carrying value by the $1.3 million of issuance costs.  Upon redemption in the fourth quarter of 2003, the Company will reflect the $1.3 million excess as a reduction of earnings in arriving at both net income available to common shareholders and funds from operations available to common shareholders.  This accounting treatment is in accordance with a clarification by the SEC staff in July 2003 of EITF Abstracts, Topic No. D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.”

The Notice of Redemption and related materials will be mailed to holders of record of the Series B Preferred Units on or about October 17, 2003.  Questions relating to the Notice of Redemption and related materials should be directed to the Partnership, c/o Gables Residential Trust, 2859 Paces Ferry Road, Suite 1450, Atlanta, GA  30339, Chief Financial Officer at (770) 436-4600.

With a mission of Taking Care of the Way People Live®, Gables Residential has received national recognition for excellence in the management, development, acquisition and construction of luxury multi-family communities in high job growth markets. The Company’s strategic objective is to produce total returns through monthly dividends and share price changes that exceed the NAREIT apartment sector index.

The Company has a research-driven strategy focused on markets characterized by high job growth and resiliency to national economic downturns. Within these markets, the Company targets Established Premium Neighborhoods (“EPN’s”), generally defined as areas with high per square foot prices for single-family homes. By investing in resilient, demand-driven markets and EPN locations with barriers to entry, the Company expects to achieve its strategic objective.

The Company is one of the largest apartment operators in the nation and currently manages 49,799 apartment homes in 180 communities, owns 84 communities with 23,338 stabilized apartment homes primarily in Atlanta, Houston, South Florida, Austin, Dallas, Tampa and Washington, DC and has an additional 9 communities with 2,388 apartment homes under development or lease-up. For further information, please contact Gables Investor Relations at (800) 371-2819 or access Gables Residential’s website at www.gables.com.